Exhibit 10.7

This FINANCIAL SERVICES AGREEMENT (the “Agreement”) is entered into by and between LANDS’ END, INC., a Delaware corporation (“LE”), and SEARS HOLDINGS MANAGEMENT CORPORATION, a Delaware corporation (“SHMC”), as of                     , 2014 (the “Effective Date”). SHMC and LE each are sometimes referred to as a “Party” and together sometimes are referred to as the “Parties.”

Recitals

WHEREAS, the board of directors of Sears Holdings Corporation, a Delaware corporation (“SHC”), has determined that it is in the best interests of SHC and its stockholders to separate the LE business from the rest of SHC (the “Separation”);

WHEREAS, prior to the Separation, the LE Receiving Parties (as defined below) received and, following the completion of the Separation, will continue to receive certain credit card processing and other financial services as described herein and subject to the terms hereof; and

WHEREAS, the LE Receiving Parties desire to continue to receive the Services following the Separation, and SHMC is willing to continue to provide the Services.

NOW THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which SHMC and LE acknowledge, SHMC and LE agree as follows:

Terms and Conditions

1.	PROVISION OF SERVICES

1.1 Card Processing. Subject to Section 5.1 and the terms and conditions of the Processing Agreements, SHMC shall provide to LE and for so long as they remain wholly owned subsidiaries of LE, to Land’s End Direct Merchants, Inc. and Land’s End Europe Limited (together with LE, the “LE Receiving Parties”), and to no other Affiliates of LE, payment card processing services (the “Services”) for those consumer credit cards, debit cards, pre-paid access cards and private label credit cards (collectively, the “Cards”) that are accepted by all retail businesses operated by Sears, Roebuck and Co. and Kmart Corporation, including Sears stores and Kmart stores, Sears.com, Kmart.com and all other retail businesses operated by all current and future electronic means, channels, processes and methods, including via the Internet (collectively, the “SHMC Locations”) for payment of products and services, pursuant to the Card processing agreements between SHMC on the one hand, and one or more third parties, on the other hand as set forth on Appendix #1 and in effect as of the Effective Date (together with the merchant operating regulations for all such agreements, and as they may be amended, modified or waived from time to time, the “Processing Agreements”). SHMC may, in its sole discretion, add, remove or change the Cards accepted at any or all of the SHMC Locations or enter into new or amended Processing Agreements, and any and all such changes shall be immediately binding on the LE Receiving Parties without prior notice. SHMC shall not be obligated to provide any Services or any other benefits to any LE Receiving Party that are not provided for under the Processing Agreements.

1.2 Gift Card Issuance and Redemption. The Parties agree and acknowledge that all matters relating to the issuance and acceptance of LE-, Sears- and Kmart-branded gift cards shall be governed exclusively by that certain Gift Card Services Agreement in effect as of the Effective Date by and between SHC Promotions, LLC, formerly SHC Promotions, Inc., a Virginia corporation, and LE, as amended from time to time (provided that, subject to the terms of such agreement, all matters relating to the indemnification rights and obligations of the parties to such agreement shall be governed by that certain Separation and Distribution Agreement by and between SHC and LE, dated as of [—], 2014 (the “Separation Agreement”).

1.3 Layaway Program. SHMC acknowledges that neither LE nor its Affiliates wish to have LE merchandise made available for or eligible to participate in the program managed by SHMC under which customers make periodic payments on merchandise they wish to purchase but take possession of the merchandise only when all payments have been made (the “layaway program”) or any similar successor program. SHMC agrees to use commercially reasonable efforts to prevent LE merchandise from being sold at the SHMC Locations through the layaway program. Notwithstanding the foregoing, LE acknowledges that no practical systematic method exists at SHMC Locations to exclude LE merchandise from the layaway program and that some LE merchandise may inadvertently be sold through the layaway program. In the event that LE merchandise is sold through the SHMC layaway program, LE shall be paid the amount provided for any such LE merchandise under the applicable layaway contract only when the full amount has been received by SHMC under such layaway contract. In the event that a customer purchasing LE merchandise pursuant to a layaway contract cancels such purchase, defaults on the payments or otherwise fails to pay for such merchandise in full, LE shall not be entitled any payment from SHMC or its Affiliates with respect to such merchandise, including with respect to any partial payments already made. LE merchandise subject to cancelled or defaulted layaway contracts shall be returned to stock at the SHMC Location that initiated the layaway contract. In the event that LE merchandise is sold through the SHMC layaway program, no fee shall be payable by LE to SHMC for layaway handling and LE shall receive no service fees paid by any layaway customer. All such service fees shall be retained by SHMC.

1.4 Leasing Program Excluded. Neither SHMC nor any of its Affiliates shall provide any product leasing program to LE or any of its Affiliates, and LE and its Affiliates shall not participate in any product leasing program offered by SHMC or its Affiliates, including the product leasing program offered by SHMC through a third party as of the Effective Time at certain SHMC Locations.

2.	TERM AND TERMINATION

2.1 Term. This Agreement shall be effective on the Effective Date and remain in effect until terminated by either of the Parties as set forth in Sections 2.2 through 2.6 of this Agreement.

2.2 Termination for Convenience. Subject to Sections 2.3 and 2.6, either Party, upon not less than forty-five (45) days’ prior written notice to the other Party, may terminate this Agreement or any individual Service provided hereunder. Notwithstanding the foregoing, in the event that SHMC provides LE with a notice of termination pursuant to this Section 2.2, such termination shall become effective on the earlier of (i) the date on which LE’s ability to process under the relevant Processing Agreement is terminated by the processor, (ii) the date on which LE transitions the relevant credit and/or debit card processing to an alternate provider, or (iii) one (1) year from the date that a notice of termination was provided by SHMC to LE. The termination rights set for in this Section 2.2 are in addition to, and not in replacement of, any other termination rights set forth in this Agreement.

2.3 Termination Based on Processing Agreements. Notwithstanding anything in this Agreement to the contrary, but subject to Section 2.6, SHMC may, in its sole discretion, terminate, stop, delay or otherwise modify all or any portion of the Services related to credit card or debit card processing immediately, and without incurring any liability to the LE Receiving Parties under this Agreement or otherwise, in the event that (i) any of the applicable credit or debit card issuers or processors from whom SHMC obtains such Services determines, after consultation with SHMC, that any of the LE Receiving Parties are not entitled to process credit or debit payments under a particular Processing Agreement, or (ii) any of the LE Receiving Parties has breached or is alleged by the applicable third-party issuer or payment processor to have breached any of the provisions of the Processing Agreements. To the extent reasonably practicable under the circumstances, SHMC shall provide at least thirty (30) days prior written notice of any termination, stoppage, delay or modification of the Services pursuant to this Section 2.3. For purposes of this Agreement, the determination of such applicable third-party payment processor regarding the rights of any of the LE Receiving Parties to receive Services under the applicable Processing Agreement shall be deemed conclusive and final and the LE Receiving Parties shall not be entitled to challenge such determination in any manner whatsoever.

2.4 Termination for Cause. Subject to Section 2.6 and the next sentence of this Section 2.4, either Party may terminate this Agreement immediately in the event of a material breach of this Agreement by the other Party; provided, that, if the breach is curable by the breaching Party, such Party shall have thirty (30) days following its receipt of written notice of the breach from the non-breaching Party to cure such breach; provided, further, that if so cured, no termination with respect to such cured breach shall occur. If the breach is not curable by the breaching Party, the non-breaching Party may immediately terminate this Agreement following the non-breaching Party’s delivery of notice to the breaching Party.

2.5 Termination Upon Abandonment of Separation. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate immediately and be of no further force or effect if the Board of Directors of SHC determines not to proceed with the Separation or the Separation is otherwise abandoned by SHC, including any termination of the Separation Agreement.

2.6 Obligations on Termination. Upon termination of this Agreement, LE shall remain obligated to pay: (i) all outstanding Fees for Services rendered and Expenses incurred through the date this Agreement is terminated in accordance with its terms, and (ii) any costs or expenses required by SHC or LE to transfer LE from one or more of the Processing Agreements to LE’s own agreement, including without limitation, any computer systems updates required for SHC or LE and any purchases by LE of point-of-sale equipment or support.

3.	FEES AND SETTLEMENT

3.1 SHMC Fees. As compensation for the Services provided herein, LE shall pay to SHC all fees, assessments and other charges attributable to credit and debit card processing of LE purchase transactions, as set forth in the various Processing Agreements, which fees, assessments and charges are subject to change from time to time in accordance with the Processing Agreements.

3.2 Settlement. Notwithstanding anything to the contrary in any of the Processing Agreements, SHC shall settle to LE payments from credit and debit card processing for LE purchases that SHC receives on LE’s behalf under the Processing Agreements once each calendar week, in accordance with Section 4.4 of the Retail Operations Agreement by and between the Parties dated as of                          , 2014.

3.3 Rights of Recoupment, Deduction from Settlement and Setoff. Subject to the next two sentences of this Section 3.3, SHMC has the right to reduce, withhold, deduct or setoff from credit card settlement amounts otherwise due to any LE Receiving Party under this Agreement and, at SHMC’s discretion, to invoice LE directly for any amounts due from any LE Receiving Party or any other liability or obligation that any LE Receiving Party may owe (i) pursuant to the Processing Agreements (including without limitation amounts due for unpaid chargebacks, returns or assessments for violations of the Processing Agreements or merchant operating regulations); or (ii) to SHMC or any of its Affiliates under this Agreement or otherwise. LE shall pay such invoices promptly upon demand. If LE does not pay such invoices within ten (10) days, SHMC shall have the right to reduce, withhold, deduct or setoff against credit card settlement amounts otherwise due to any LE Receiving Party or, if such settlement funds are insufficient, from any other payment due LE under this Agreement or any other agreement between LE or any of its Affiliates, on the one hand, and SHMC or any of its Affiliates, on the other hand.

3.4 Expenses. In addition to the Fees, LE will reimburse SHMC for all other reasonable out-of-pocket expenses actually incurred in its performance of the Services (“Expenses”). To the extent reasonably practicable, SHMC will provide LE with notice of such Expenses prior to incurring them. If directed by SHMC, LE will pay directly any or all third-party contractors providing Services to or for the benefit of LE.

4.	COMPLIANCE WITH LAWS AND PROCESSING AGREEMENTS

4.1 Receipt of Processing Agreements. LE hereby acknowledges on behalf of itself and the other LE Receiving Parties that it has received, read and understands all provisions of the Processing Agreements, including the applicable merchant operating regulations. LE further acknowledges on behalf of itself and the other LE Receiving Parties that the merchant operating regulations may be modified by the applicable parties to the Processing Agreements from time to time.

4.2 Compliance Obligations. LE shall, and LE shall cause the other LE Receiving Parties to, comply with: (i) all laws, rules and regulations applicable to the Services, including without limitation, laws governing consumer credit, privacy and anti-money laundering; and (ii) all provisions of the Processing Agreements, including the applicable merchant operating regulations.

5.	SHMC OBLIGATIONS

5.1 Standard of Care. Except as otherwise set forth in this Agreement, SHMC does not assume any responsibility under this Agreement other than to render the Services in good faith and without willful misconduct or gross negligence. SHMC MAKES NO OTHER GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) REGARDING ANY OF THE SERVICES PROVIDED HEREUNDER, AND EXPRESSLY DISCLAIMS ALL OTHER GUARANTEES, REPRESENTATIONS AND WARRANTIES OF ANY NATURE WHATSOEVER, WHETHER STATUTORY, ORAL, WRITTEN, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. SHMC WILL ONLY BE OBLIGATED TO PROVIDE SERVICES IN A MANNER CONSISTENT WITH PAST PRACTICE.

5.2 Responsibility for Errors; Delays. SHMC’s sole responsibility to the LE Receiving Parties for errors or omissions in Services caused by SHMC will be to furnish corrections to information or adjustments with respect to payments or the Services, and if such errors or omissions are solely or primarily caused by SHMC, SHMC will furnish such corrections to information or adjustments at no additional cost or expense to the LE Receiving Parties, provided that LE promptly advises SHMC of such error or omission.

6.	OWNERSHIP OF DATA

Neither Party will acquire any right, title or interest in any asset that is owned or licensed by the other Party and used to provide the Services. Subject to the terms and conditions of the Separation Agreement and the other Ancillary Agreements, all data provided by or on behalf of a Party to the other Party for the purpose of providing the Services will remain the property of the providing Party. To the extent the provision of any Service involves intellectual property, including software or patented or copyrighted material, or material constituting trade secrets, neither Party will copy, modify, reverse engineer, decompile or in any way alter any of such material, or otherwise use such material in a manner inconsistent with the terms and provisions of this Agreement, without the express written consent of the other Party. All specifications, tapes, software, programs, services, manuals, materials and documentation developed or provided by SHMC and utilized in performing this Agreement, will be and remain the property of SHMC and may not be sold, transferred, disseminated or conveyed by any LE Receiving Party to any other entity or used other than in performance of this Agreement without the express written permission of SHMC.

7.	DEFENSE AND INDEMNITY; LIMITATION OF LIABILITY

7.1 Indemnification by LE. Subject to Section 7.3, LE shall, and shall cause the LE Receiving Parties to, indemnify, defend and hold harmless each of SHMC and its Affiliates and their respective representatives from and against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees) of every kind and nature arising from third-party claims, demands, litigation or suits relating to, arising out of, or resulting from, or claimed to arise out of or result from, in whole or in part, (i) any breach or default by LE or any of its Affiliates, or any of their Representatives, officers, directors, employees or agents of any of the terms, conditions, covenants, representations, or warranties contained in this Agreement or any Processing Agreement, (ii) the unauthorized use or release of customer information by LE or its Affiliates, (iii) any breach, unauthorized access or use of LE’s or its Affiliates’ data systems that results in the theft or misuse of any credit or debit card information or (iv) any other act or omission, or willful misconduct, of LE or any of its Affiliates, or any of their Representatives, officers, directors, employees or agents (together, “LE Claims”), except to the extent that such LE Claims are found by a final judgment or opinion of an arbitrator or a court of appropriate jurisdiction to be caused by any grossly negligent act or omission or willful misconduct of SHMC, its Affiliates, or their respective Representatives in performance of this Agreement.

7.2. Procedures for Indemnification of Direct and Third-Party Claims. Each claim for indemnification pursuant to this Agreement shall be made in accordance with the procedures set forth in Article X of the Separation Agreement.

7.3 Limitation of Liability. EXCEPT FOR (I) LE’S INDEMNITY AND DEFENSE OBLIGATIONS AS SET FORTH IN SECTIONS 7.1 AND 7.2 AND OTHER LIABILITIES TO UNAFFILIATED THIRD PARTIES, AND (II) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY, NOR ITS AFFILIATES, CONTRACTORS OR AGENTS BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES, LOSSES OR EXPENSES (INCLUDING BUSINESS INTERRUPTION, LOST BUSINESS, LOST PROFITS, LOST DATA, OR LOST SAVINGS, DAMAGES TO SOFTWARE OR FIRMWARE, OR COST OF PROCURING OR TRANSITIONING TO SUBSTITUTE SERVICES), REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH LIABILITY IS ASSERTED, AND REGARDLESS OF WHETHER A PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY. THE SOLE LIABILITY OF SHMC AND ITS AFFILIATES FOR ANY ERRORS AND OMISSIONS IN THE SERVICES ARE LIMITED AS PROVIDED ABOVE AND FOR ALL OTHER ALL CLAIMS IN ANY MANNER RELATED TO THIS AGREEMENT ARE LIMITED TO THE PAYMENT OF DIRECT DAMAGES, NOT TO EXCEED (FOR ALL CLAIMS IN THE AGGREGATE) THE FEES RECEIVED BY SHMC UNDER THIS AGREEMENT DURING THE PRIOR SIX (6) MONTHS PRIOR TO THE DATE SUCH CLAIM AROSE. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, SHMC WILL NOT BE LIABLE FOR DAMAGES CAUSED BY SHMC’S THIRD-PARTY CONTRACTORS, INCLUDING THE PERSONS PROVIDING SERVICES PURSUANT TO THE PROCESSING AGREEMENTS.

8.	CONFIDENTIALITY

8.1 Confidential Information. “Confidential Information” means all information, whether disclosed in oral, written, visual, electronic or other form, that (i) one Party (the “Disclosing Party”), its Affiliates or its Personnel discloses to the other Party (the “Receiving Party”), its Affiliates or its Personnel, (ii) relates to or is disclosed in connection with this Agreement or a Party’s or a Party’s Affiliate’s business, and (iii) is or reasonably should be understood by the Receiving Party to be confidential or proprietary to the Disclosing Party

(whether or not such information is marked “Confidential” or “Proprietary”). The Disclosing Party’s sales, pricing, costs, inventory, operations, employees, current and potential customers, financial performance and forecasts, and business plans, strategies, forecasts and analyses, as well as information as to which the Securities and Exchange Commission has granted confidential treatment pursuant to its Rule 406 of Regulation C (the “CTR Information”), are Confidential Information.

8.2 Treatment of Confidential Information. The Receiving Party will use Confidential Information only in connection with this Agreement and, except as expressly permitted by this Agreement and subject to the next sentence, will not disclose any Confidential Information for three years from the date of receipt of the Confidential Information. Neither Party will disclose the CTR Information for a period of ten years from the date or receipt.

(a) Limitations. The Receiving Party will (A) restrict disclosure of the Confidential Information to its and its Affiliates’ Personnel with a need to know the Confidential Information for purposes of performing the Receiving Party’s responsibilities or exercising the Receiving Party’s rights under this Agreement, (B) advise those Personnel of the obligation not to disclose the Confidential Information or use the Confidential Information in a manner prohibited by this Agreement, (C) copy the Confidential Information only as necessary for those Personnel who need it for performing the Receiving Party’s responsibilities under this Agreement, and ensure that confidentiality is maintained in the copying process; and (D) protect the Confidential Information, and require those Personnel to protect it, using the same degree of care as the Receiving Party uses with its own Confidential Information, but no less than reasonable care.

(b) Liability for Unauthorized Use. The Receiving Party will be liable to the Disclosing Party for any unauthorized disclosure or use of Confidential Information in violation of this Agreement by its Affiliates and any of its and its Affiliates’ current or former Personnel.

(c) Destruction. Without limiting the foregoing, when any Confidential Information is no longer needed for the purposes contemplated by this Agreement the Receiving Party will, promptly after request of the Disclosing Party, either return such Confidential Information in tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Confidential Information (other than electronic copies residing in automatic backup systems and copies retained to the extent required by Applicable Law, regulation or a bona fide document retention policy).

8.3 Exceptions to Confidential Treatment. The obligations under Section 8.2 do not apply to any Confidential Information that the Receiving Party can demonstrate (A) was previously known to the Receiving Party without any obligation owed to the Disclosing Party or its Affiliates to hold it in confidence, (B) is disclosed to third parties by the Disclosing Party or its Affiliates without an obligation of confidentiality to the Disclosing Party or its Affiliate, as applicable, (C) is or becomes available to any member of the public other than by unauthorized disclosure by the Receiving Party, its Affiliates or its or their Personnel, (D) was or is independently developed by the Receiving Party or its Affiliates or Personnel without use of the

Confidential Information, (E) legal counsel’s advice is that the Confidential Information is required to be disclosed by Applicable Law or the rules and regulations of any applicable Governmental Authority (as defined in the Separation Agreement) and the Receiving Party has complied with Section 8.4 (Protective Arrangement) below, or (F) legal counsel’s advice is that the Confidential Information is required to be disclosed in response to a valid subpoena or order of a court or other governmental body of competent jurisdiction or other valid legal process and the Receiving Party has complied with Section 8.4 (Protective Arrangement) below.

8.4 Protective Arrangement. If the Receiving Party determines that the exceptions under Section 8.3(E) or Section 8.3(F) apply, the Receiving Party shall give the Disclosing Party, to the extent legally permitted and reasonably practicable, prompt prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the Receiving Party, in seeking any reasonable protective arrangements requested by the Disclosing Party. In the event that such appropriate protective order or other remedy is not obtained, the Receiving Party may furnish, or cause to be furnished, only that portion of such Confidential Information that the Receiving Party is advised by legal counsel is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

8.5 Ownership of Information. Except as otherwise provided in this Agreement, all Confidential Information provided by or on behalf of a Party (or its Affiliates) that is provided to the other Party or its Personnel shall remain the property of the disclosing entity and nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Confidential Information.

9.	MISCELLANEOUS

9.1 Computer Access. If either Party, its Affiliates or its Personnel are given access, whether on-site or through remote facilities, to any communications, computer, or electronic data storage systems of the other Party, its Affiliates or its Personnel (each an “Electronic Resource”), in connection with this Agreement, then the Party on behalf of whom such access is given will ensure that its Personnel’s use of such access shall be solely limited to performance or exercise of, such Party’s duties and rights under this Agreement, and that such Personnel will not attempt to access any Electronic Resource other than those specifically required for the performance of such duties and/or exercise of such rights. The Party given access will limit such access to those of its and its Affiliates’ Personnel who need to have such access in connection with this Agreement, will advise the other Party in writing of the name of each of such Personnel who will be granted such access, and will strictly follow all security rules and procedures for use of such Electronic Resources. All user identification numbers and passwords disclosed to a Party’s Personnel and any information obtained by such Party’s Personnel as a result of its access to, and use of the other Party’s, its Affiliates’ or its Personnel’s Electronic Resources will be deemed to be, and will be treated as, Confidential Information of the Party on behalf of whom such access is granted. Each Party will reasonably cooperate with the other Party in the investigation of any apparent unauthorized access by the other Party, its Affiliates, or its Personnel to any Electronic Resources or unauthorized release of Confidential Information. Each Party will promptly notify the other Party of any actual or suspected unauthorized access or disclosure of any Electronic Resource of the other Party, its Affiliates, or its Personnel.

9.2 Amendment; No Waiver. The terms, covenants and conditions of this Agreement may be amended, modified or waived only by a written instrument signed by both Parties, or in the event of a waiver, by the Party waiving such compliance. Any Party’s failure at any time to require performance of any provision will not affect that Party’s right to enforce that or any other provision at a later date. No waiver of any condition or breach of any provision, term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed to be or construed as a further or continuing waiver of that or any other condition or of the breach of that or another provision, term or covenant of this Agreement.

9.3 Assignment. LE may not assign its rights or obligations under this Agreement without the prior written consent of SHMC, which consent may be withheld in SHMC’s absolute discretion. A Stockholding Change (as defined in the Separation Agreement) will constitute an assignment of this Agreement by LE for which assignment SHMC’s prior written consent will be required. SHMC may freely assign its rights and obligations under this Agreement to any of its Affiliates without the prior consent of LE; provided that any such assignment will not relieve SHMC of its obligations and liabilities hereunder. This Agreement will be binding on, and will inure to the benefit of, the permitted successors and assigns of the Parties.

9.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered by hand, (ii) three (3) Business Days after it is mailed, certified or registered mail, return receipt requested, with postage prepaid, (iii) on the same Business Day when sent by facsimile or electronic mail (return receipt requested) if the transmission is completed before 5:00 p.m. recipient’s time, or one (1) Business Day after the facsimile or email is sent, if the transmission is completed on or after 5:00 p.m. recipient’s time or (iv) one (1) Business Day after it is sent by Express Mail, Federal Express or other courier service specifying same day or next day delivery, as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.07):

If to SHMC, to:	Sears Holdings Management Corporation
3333 Beverly Road
Hoffman Estates, Illinois 60179
Attn.: Jai Holtz
Facsimile: (847) 286-4908
Email: Jai.Holtz@searshc.com

With a copy to:	Sears Holdings Corporation
3333 Beverly Road
Hoffman Estates, Illinois 60179
Attn.: General Counsel
Facsimile: (847) 286-2471
Email: Dane.Drobny@searshc.com

If to LE, to:	Lands’ End, Inc.
5 Lands’ End Lane
Dodgeville, Wisconsin 53595
Attn.: Brian Leek
Facsimile: (608) 935-4470
Email: Brian.Leek@landsend.com

With a copy to:	Lands’ End
5 Lands’ End Lane
Dodgeville, Wisconsin 53595
Attn.: General Counsel
Facsimile: 608-935-6550
Email: Karl.Dahlen@landsend.com

9.5 Publicity. All publicity regarding this Agreement is subject to Section 14.5 (Public Announcements) of the Separation Agreement.

9.6 Survival. Each term of this Agreement that would, by its nature, survive the termination or expiration of this Agreement will so survive, including the obligation of either Party to pay all amounts accrued hereunder and including the provisions of Section 6 (Ownership of Data), Section 7 (Defense and Indemnity; Limitation of Liability), Section 8 (Confidentiality), Section 9.1 (Computer Access), Section 9.5 (Publicity), Section 9.10 (Equitable Relief), Section 9.12 (Fair Construction), Section 9.13 (No Agency), Section 9.14 (Construction and Interpretation), Section 9.16 (Dispute Resolution), and Section 9.17 (Governing Law; Jurisdiction).

9.7 No Third Party Rights. Except for the indemnification rights under this Agreement of any SHMC or LE indemnitee in their respective capacities as such, this Agreement is intended to be solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the Parties.

9.8 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision will (to the extent permitted under Applicable Law) be construed by modifying or limiting it so as to be legal, valid and enforceable to the maximum extent compatible with Applicable Law, and all other provisions of this Agreement will not be affected and will remain in full force and effect.

9.9 Entire Agreement. This Agreement (including the Exhibits, Appendixes and Schedules hereto) constitutes the entire agreement between the Parties hereto and supersedes all prior agreements and understandings, oral and written, between the Parties hereto with respect to the subject matter hereof.

9.10 Equitable Relief. Each Party acknowledges that any breach by a Party of Section 8 (Confidential Information), Section 8.5 (Ownership of Data and Other Assets) and Section 9.1 (Computer Access) of this Agreement may cause the non-breaching Party and its Affiliates irreparable harm for which the non-breaching Party and its Affiliates have no adequate remedies at law. Accordingly, in the event of any actual or threatened default in, or breach of the foregoing provisions, each Party and its Affiliates are entitled to seek equitable relief, including specific performance, and injunctive relief; in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. A Party seeking such equitable relief is not obligated to comply with Section 9.16 (Dispute Resolution) and may seek such relief regardless of any cure rights for such actual or threatened breach. Each Party waives all claims for damages by reason of the wrongful issuance of an injunction and acknowledges that its only remedy in that case is the dissolution of that injunction. Any requirements for the securing or posting of any bond with such remedy are waived.

9.11 Force Majeure. Neither Party will be responsible to the other for any delay in or failure of performance of its obligations under this Agreement, to the extent such delay or failure is attributable to any act of God, act of terrorism, fire, accident, war, embargo or other governmental act, or riot; provided, however, that the Party affected thereby gives the other Party prompt written notice of the occurrence of any event which is likely to cause (or has caused) any delay or failure setting forth its best estimate of the length of any delay and any possibility that it will be unable to resume performance; provided, further, that said affected Party will use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance.

9.12 Fair Construction. This Agreement will be deemed to be the joint work product of the Parties without regard to the identity of the draftsperson, and any rule of construction that a document will be interpreted or construed against the drafting Party will not be applicable.

9.13 No Agency. Nothing in this Agreement creates a relationship of agency, partnership, or employer/employee between SHMC and LE and it is the intent and desire of the Parties that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers or a relationship of employer/employee.

9.14 Construction and Interpretation. In this Agreement (1) “include,” “includes,” and “including” are inclusive and mean, respectively, “include without limitation,” “includes without limitation,” and “including without limitation,” (2) “or” is disjunctive but not necessarily exclusive, (3) “will” and “shall” expresses an imperative, an obligation, and a requirement, (4) numbered “Section” references refer to sections of this Agreement unless otherwise specified, (5) section headings are for convenience only and will have no interpretive value, (6) unless otherwise indicated all references to a number of days mean calendar (and not business) days and all references to months or years mean calendar months or years, (7) references to $ or Dollars mean U.S. Dollars, and (8) “hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

9.15 Condition Precedent to the Effectiveness of this Agreement. This Agreement will not become effective until it has been approved by the Audit Committee of the SHC Board.

9.16 Dispute Resolution. Except as provided for in Section 9.10 (Equitable Relief), all Disputes related to this Agreement are subject to Article XI (Dispute Resolution) of the Separation Agreement.

9.17 Governing Law; Jurisdiction.

(a)

Governing Law. This Agreement and all claims, controversies or causes of action, whether in contract, tort or otherwise, that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim, controversy or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed and enforced in accordance with, the federal laws of the United States, including the Lanham Act, and the internal laws of the State of Illinois, without regard to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois. This Agreement will not be subject to any of the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

(b)	Each of the Parties hereto irrevocably agrees that all proceedings arising out of or relating to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns shall be brought, heard and determined exclusively in any federal or state court sitting in Cook County, Illinois. Consistent with the preceding sentence, each of the Parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in Cook County, Illinois for the purpose of any proceeding arising out of or relating to this Agreement or the rights and obligations arising hereunder brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense, counterclaim, or otherwise, in any such proceeding, any claim that it or its property is not subject personally to the jurisdiction of the above-named courts, that the proceeding is brought in an inconvenient forum, that the venue of the proceeding is improper, or that this Agreement or any of the other transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each Party agrees that service of process upon such party in any such action or Proceeding shall be effective if notice is given in accordance with Section 9.4 (Notices).

(c)	Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.17(c).

9.18 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission (e.g., .pdf file) in counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Effective Date.

LANDS’ END, INC.		SEARS HOLDINGS MANAGEMENT CORPORATION

By:		By:
Name:		Name:
Its:	Chief Executive Officer	Its:

Financial Services Agreement – Signature Page

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APPENDIX #1

The Processing Agreements

1. The Sears private label card and Sears MasterCard issuance and acceptance. Amended and Restated Program Agreement by and between Sears, Roebuck and Co., Sears Intellectual Property Management Corporation and Citibank (USA) N.A., dated as of July 15, 2003, Amended and Restated as of November 3, 2003, as late amended from time to time.

2. American Express Card Acceptance. Agreement for American Express Card Acceptance, dated as of May 1, 2013, by and between American Express Travel Related Services Company, Inc. and Sears Holdings Management Corporation.

3. Sears Solutions MasterCard (Second Look private label card) issuance and acceptance. Co-Branded Credit Card Agreement dated as of October 19, 2012, by and between Sears Holdings Management Corporation and Barclays Bank Delaware.

4. Visa and MasterCard Credit and Debit Card acceptance. Merchant Services Bankcard Agreement dated as of July 31, 2012, by and among First Data Merchant Services Corporation, Wells Fargo Bank, N.A. and Sears Holdings Management Corporation.

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